Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT SPORTS NAMES KAREN S. ETZKORN TO ITS BOARD

BIRMINGHAM, Ala. (November 2, 2016) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today announced that the Board of Directors (Board) has been expanded, and Karen S. Etzkorn has been appointed to the Board, bringing its current membership to nine directors.  Ms. Etzkorn, whose term expires in 2019, will serve on the Company's Audit and Compensation Committees.

Mickey Newsome, Chairman of the Board, stated, "Karen's extensive experience and track record in technology at HSN, Inc. (HSNi) and other retailers provide a unique knowledge base to our Board of Directors.  We welcome her technology expertise and overall retail understanding and look forward to leveraging her experience as we implement our strategic plans."

Ms. Etzkorn has served as Chief Information Officer and Executive Vice President at HSNi, an interactive multichannel retailer with strong direct-to-consumer expertise, since January 2013.  Prior to that time, she served as Senior Vice President and Chief Information Officer at Ascena Retail, Inc. and Tween Brands, Inc. from January 2008 to September 2012.  In addition, she has held senior technology positions at retailers including The Home Depot, Williams-Sonoma, Gap, Inc. and Limited, Inc.  Ms. Etzkorn earned a Bachelor of Science degree in Business Administration from Ohio State University.

Hibbett Sports, Inc. operates athletic specialty stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. For example, our forward looking statements include statements regarding effects of expertise and experience. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 28, 2016 and in our Quarterly Report on forms 10-Q filed on June 7, 2016 and September 7, 2016. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

End of Exhibit 99.1